Exhibit 10.1

SEVENTY SEVEN ENERGY INC.
2016 PERFORMANCE INCENTIVE COMPENSATION PLAN

ARTICLE I
INTRODUCTION AND ESTABLISHMENT OF PLAN
The Board has approved the Seventy Seven Energy Inc. 2016 Performance Incentive Compensation Plan (this “Plan”), effective as of March 9, 2016 (the “Effective Date”), in order to enable certain executives of the Company to have the opportunity to earn performance-based cash compensation for the 2016 calendar year. The Awards under this Plan for each Participant shall be in lieu of the annual target bonus awards the Committee would otherwise grant during the 2016 calendar year under the Company’s Amended and Restated 2014 Incentive Plan.

ARTICLE II
DEFINITIONS
As used herein the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.
2.1    Achievement Level. A percentage calculated in accordance with Appendix A that represents the level of achievement of the Company’s performance goals set forth in Appendix A for each Quarter.
2.2    Annual Compensation. A Participant’s annualized base salary as in effect on the Effective Date.
2.3    Annual Target Incentive Award. The target incentive opportunity assigned to a Participant for the Plan Year, which shall be equal to 150% of the Participant’s Annual Compensation.
2.4    Award. The right to earn a cash incentive payment under this Plan for each Quarter, subject to the achievement of performance measures and the other terms and conditions set forth in this Plan.
2.5    Award Agreement. A written, including in electronic form, notice to a Participant setting forth the terms, conditions and limitations applicable to an Award.
2.6    Board. The Board of Directors of the Company.
2.7    Cause. If the Participant is party to an Employment Agreement, the meaning in such Employment Agreement; or, if the Participant is not party to an Employment Agreement or if the Employment Agreement does not define “Cause”, then for purposes of this Plan, the Company or, if applicable, the wholly-owned subsidiary that employs the Participant, will have Cause to terminate the Participant’s employment by reason of any of the following; provided, however, that determination of whether one or more of the following elements has been met under this Plan shall be in the reasonable discretion of the Committee:
(a)    the Participant’s willful and continued failure to perform substantially his or her duties with the Company and its affiliates (other than any such failure resulting from incapacity due to physical or mental illness);
(b)    the Participant’s willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company or any of its affiliates; or
(c)    the Participant’s material breach of any obligation under any agreement between the Company or any of its affiliates and the Participant.
For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon lawful authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Participant in good faith and in the best interests of the Company.
2.8    Code. The Internal Revenue Code of 1986, as amended from time to time.
2.9    Committee. The Compensation Committee of the Board.
2.10    Company. Seventy Seven Energy Inc. or its successor.
2.11    Disability. If the Participant is party to an Employment Agreement, the meaning in such agreement; or, if the Participant is not a party to an Employment Agreement or the Employment Agreement does not define “Disability,” then for purposes of this Plan, Disability means a disability that entitles the Participant to benefits under the Company’s long-term disability plan, as may be in effect from time to time, as determined by the plan administrator of the long-term disability plan.
2.12    Employment Agreement. An employment agreement entered into between the Participant and the Company or a wholly-owned subsidiary of the Company that is in effect as of the termination date of the Participant’s employment with the Company and its subsidiaries and affiliates.
2.13    Participant. Each of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Senior Vice President and each of the Presidents of the Company’s wholly-owned subsidiaries.
2.14    Plan Year. The 2016 calendar year.
2.15    Quarter. Each calendar quarter during the Plan Year (January 1—March 31 (“First Quarter”), April 1—June 30 (“Second Quarter”), July 1—September 30 (“Third Quarter”) and October 1—December 31 (“Fourth Quarter”)).

2.16    Quarterly Payment Date. The second regularly scheduled payroll pay date following the end of each Quarter.
2.17    Quarterly Target Incentive Award. A Participant’s Annual Target Incentive Award multiplied by 25%.
2.18    SSO. Seventy Seven Operating LLC or its successor.
ARTICLE III
ELIGIBILITY
3.1    Participants. Each Participant will be notified of his Award under this Plan by delivery of an Award Agreement in the form determined by the Committee, the terms and conditions of which need not be the same. Except as otherwise provided in Section 4.2, a Participant must remain employed with the Company or a wholly-owned subsidiary of the Company until the applicable Quarterly Payment Date to be entitled to receive the payment for that Quarter under the Award.
3.2    Achievement Level. The Achievement Level shall be determined by the Committee in its reasonable discretion following the end of each Quarter.
ARTICLE IV
PAYMENT OF AWARDS
4.1    Amount of Quarterly Awards. The amount of an Award earned by a Participant for a Quarter shall be determined by the Committee following the last day of such Quarter and shall be an amount equal to the product of the Participant’s (i) Quarterly Target Incentive Award and (ii) the Achievement Level for the applicable Quarter.
4.2    Termination of Employment.
(a)    If a Participant’s employment with the Company and its subsidiaries and affiliates terminates prior to the Quarterly Payment Date for the Fourth Quarter and the Participant is party to an Employment Agreement that addresses the payment, if any, of a target bonus in the event of a termination of employment during the Plan Year, then the terms of the Employment Agreement shall govern any remaining payments under an Award with respect to such Participant due to his termination. For the avoidance of doubt, the Award is the Company’s annual “target bonus” for the 2016 calendar year and shall be treated as such under an Employment Agreement.
(b)    If (i) a Participant is not a party to an Employment Agreement or the Participant is a party to an Employment Agreement that does not address the payment, if any, of a target bonus in the event of a termination of employment during the Plan Year and (ii) the Participant’s employment with the Company and its subsidiaries and affiliates terminates prior to the Quarterly Payment Date for the Fourth Quarter, if such termination of employment:

(i)
is not by the Company without Cause or due to the Participant’s death or Disability, then the Participant shall not be entitled to, and shall forfeit the right to, any Award or Awards that are paid after the Participant’s termination date; or

(ii)
is by the Company without Cause or due to the Participant’s death or Disability, then the Participant (or the Participant’s estate in the event of his or her death) shall receive the amount payable under the Award, if any, on the Quarterly Payment Date(s) occurring after the Participant’s termination date as if he or she was employed by the Company on such dates on the same basis as Participants who are employed by the Company on such Quarterly Payment Date(s).

4.3    Payment Form and Date. An amount earned under this Plan for a Quarter, if any, shall be paid to a Participant (or, if applicable, his estate, in the event of death) on the Quarterly Payment Date for the Quarter in the form of a lump sum cash payment; provided, however, that the Committee retains the full and exclusive power under this Plan to accelerate or delay any Quarterly Payment Date, but in no event shall any such accelerated or delayed date be more than thirty (30) days from the Quarterly Payment Date.
4.4    SSO. All obligations under this Plan are the obligations of both the Company and SSO.
ARTICLE V
SUCCESSOR TO COMPANY
For purposes of this Article V, the term “Company” shall mean both the Company and SSO.
This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.
In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The terms “Company” and “SSO” as used in this Plan, shall mean the Company and SSO, respectively, as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.
ARTICLE VI
AMENDMENT AND TERMINATION
Notwithstanding anything to the contrary in this Plan, the Board may amend, modify, suspend or terminate this Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law, except that no amendment, modification, suspension or termination that would adversely affect the rights of any Participant shall be made without the consent of such Participant.

ARTICLE VII
PLAN ADMINISTRATION
7.1    Administration. Subject to the provisions hereof, this Plan shall be administered and interpreted by the Committee. The Committee shall have full and exclusive power and authority to administer this Plan and to take all actions that are specifically contemplated hereby or are necessary or appropriate in connection with the administration hereof. The Committee shall also have full and exclusive power to interpret this Plan and to make factual and legal determinations and to adopt such rules, regulations and guidelines for carrying out this Plan as it may deem necessary or proper. The Committee may, in its sole discretion, amend or modify an Award in any manner at any time; provided, however, that any such amendment or modification does not adversely affect the rights of any Participant without such Participant’s consent. The Committee may correct any defect or supply any omission or reconcile any inconsistency in this Plan or in any Award in the manner and to the extent the Committee deems necessary or desirable to further this Plan purposes. Any decision of the Committee in the interpretation and administration of this Plan shall lie within its sole discretion and shall be final, conclusive and binding on all parties concerned. No person shall be entitled to a payment with respect to an Award under this Plan unless the Committee determines, in its sole discretion, that such person is entitled to payment.
ARTICLE VIII
MISCELLANEOUS
8.1    Employment Status. Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company (or its subsidiaries) to terminate any Participant’s employment or other service relationship with the Company (or its subsidiaries) at any time, nor confer upon any Participant any right to continue in the capacity in which he is employed or otherwise serves the Company (or its subsidiaries).
8.2    Unfunded Plan Status. All payments pursuant to this Plan shall be made from the general funds of the Company or SSO and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company or SSO as a result of participating in this Plan. Notwithstanding the foregoing, the Company or SSO may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s and SSO’s creditors, to assist it in accumulating funds to pay its obligations under this Plan.
8.3    Taxes. The Company (or its subsidiaries) may withhold and deduct from any payments made or to be made under this Plan all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling.
8.4    Section 409A. The payments to be made pursuant to this Plan are intended to be “short-term deferrals” exempt from Section 409A of the Code and the guidance promulgated thereunder (“Section 409A”), and this Plan shall be construed and interpreted accordingly. The Company (and its subsidiaries) makes no representation, warranty or indemnity regarding the tax consequences of the compensation and benefits provided under this Plan for purposes of Section 409A. If any taxes or penalties under Section 409A are imposed on a Participant as a result of any compensation received pursuant to this Plan, such Participant will be solely responsible for such taxes or penalties, and the Company (and its subsidiaries) will not be liable for such taxes or penalties.
8.5    Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.6    Anti-Alienation of Benefits. No amount to be paid hereunder shall be subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary.
8.7    Governing Law. To the extent not otherwise governed by mandatory provisions of the Code or the securities laws of the United States, the validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of Oklahoma, without reference to principles of conflicts of law.
IN WITNESS WHEREOF, Seventy Seven Energy Inc. and Seventy Seven Operating LLC have caused this Seventy Seven Energy Inc. 2016 Performance Incentive Compensation Plan to be executed by its duly authorized officer this 9th day of March 2016, but effective as of Effective Date.

SEVENTY SEVEN ENERGY INC.

By:	/s/ Karl Blanchard
Name:	Karl Blanchard
Title:	Chief Operating Officer

SEVENTY SEVEN OPERATING LLC

By:	/s/ Karl Blanchard
Name:	Karl Blanchard
Title:	Chief Operating Officer